Exhibit 5.1

November 24, 2025

RYVYL Inc.

3131 Camino Del Rio North, Suite 1400

San Diego, CA 92108

Ladies and Gentlemen:

This opinion is furnished to you in connection with a Registration Statement on Form S-8, as supplemented or amended from time to time (the “Registration Statement”), filed by RYVYL Inc., a Nevada corporation (the “Company”), with the U.S. Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on November 24, 2025. The Registration Statement relates to the registration under the Securities Act of an aggregate of 2,397,307 shares (the “Shares”) of common stock, par value $0.001 per share, of the Company (“Common Stock”) issuable under the Company’s 2023 Equity Incentive Plan, as amended (the “Plan”).

We have been requested by the Company to render this opinion letter with respect to the legality of the Shares being registered under the Registration Statement.

In connection with this opinion, we have examined and relied upon the originals or copies certified or otherwise identified to our satisfaction of (i) the Company’s amended and restated articles of incorporation, as amended, (ii) the Company’s amended and restated bylaws, and (iii) the Registration Statement, including all exhibits filed therewith, and have also examined and relied upon minutes of meetings and/or resolutions of the board of directors of the Company as provided to us by the Company, and such other documents as we have deemed necessary for purposes of rendering the opinion hereinafter set forth.

In addition to the foregoing, we have relied as to matters of fact upon the representations made by the Company and its representatives. In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents, the legal competence of all signatories to such documents and that each signatory to such document has or will have sufficient legal capacity to execute such document. Other than our examination of the documents indicated above, we have made no other examination in connection with this opinion.

Our opinion is expressed only with respect to Chapter 78 of the Nevada Revised Statutes of the State of Nevada. We express no opinion to the extent that any other laws are applicable to the subject matter hereof and express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation.

Based upon the foregoing and in reliance thereon, and subject to the qualifications, limitations, exceptions and assumptions set forth herein, we are of the opinion that the Shares have been duly authorized by the Company, and when granted and delivered by the Company to the Plan participants pursuant to the terms of the Plan and the underlying award agreements executed pursuant to such plan in the manner contemplated by the Registration Statement, will be validly issued, fully paid and non-assessable shares of Common Stock.

This opinion letter speaks only as of the date hereof and we assume no obligation to update or supplement this opinion letter if any applicable laws change after the date of this opinion letter or if we become aware after the date of this opinion letter of any facts, whether existing before or arising after the date hereof, that might change the opinions expressed above.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Sullivan & Worcester LLP